EXHIBIT 10.1

WEATHERFORD INTERNATIONAL PLC
SHORT-TERM INCENTIVE PLAN
1.     Purpose.  This Weatherford International plc (the “Company”) Short-Term Incentive Plan (the “Plan”) is designed to align the interests of the Company and eligible employees of the Company and its subsidiaries.
2.    Adoption of the Plan.  The Company, intending to be legally bound, hereby adopts the Plan effective as of January 1, 2021 (the “Effective Date”).  The Plan shall be in effect from the Effective Date and shall continue until terminated by the Committee.
3.    General.  The compensation provided under the Plan is intended to be in addition to all other compensation payable to Participants under any employment agreement or incentive plan or program in effect with the Company or its direct or indirect subsidiaries.
4.     Definitions.  For purposes of this Plan:
(a)          “Board” means the Company’s Board of Directors.
(b)          “Committee” means the Compensation and Human Resources Committee of the Board or a designee of the Committee authorized to act on its behalf with respect to the Plan.
(c)          “Company Group” means the Company and its direct and indirect subsidiaries, and each of their respective members, officers and directors.
(d)          “GAAP” means U.S. Generally Accepted Accounting Principles.
(e)          “Participant” shall have the meaning ascribed thereto in Section 5 hereof.
(f)          “Performance Goals” means the Performance Metrics as determined by the Committee in its sole discretion for Participants for each Plan Year and communicated, in writing, to each Participant each Plan Year.
(g)          “Performance Incentive” shall mean, in the case of any Participant, the incentive payable to such Participant under the Plan for the applicable Plan Year.
(h)          “Performance Incentive Amount” shall mean, in the case of any Participant, the amount of the Performance Incentive each Participant is eligible to earn as determined by the Committee.
(i)          “Performance Incentive Eligible Salary” shall mean a Participant’s actual earned base salary, as recorded in the Company’s Human Resources Management System, with respect to the Plan Year to which the Reward relates, excluding any allowances, supplements or other non-ordinary income or similar amounts paid to such Participant (as determined by the Committee) for the Plan Year.
(j)          “Performance Metrics” means the performance metrics (also referred to as key performance indicators or KPIs) used to measure the Company’s performance under the Plan, as may be applicable to a Participant from time to time.
(k)          “Plan Year” means the applicable calendar year.
5.    Eligible Participants.  Each person designated by the Committee from time to time shall be a Participant under the Plan and eligible to receive a Performance Incentive with respect to each Plan Year; provided, however, that any person designated by the Committee to participate in the Plan who is or becomes subject to a written performance improvement plan may have their Performance Incentive reduced or forfeited.  Furthermore, and unless expressly decided otherwise by the Committee, the following persons shall not be eligible to participate in the Plan for that Plan Year: (i) employees hired after October 1st of the applicable Plan Year, (ii) independent contractors or consultants, (iii) temporary or seasonal employees, (iv) employees of discontinued operations, or (v) employees transferred or promoted into an eligible position after November 30 of the Plan Year.  Entitlement to participate in this Plan shall not afford or guarantee a right to participate in any other incentive plans of the Company, and no Participant under this Plan may participate in any other short-term incentive plan of the Company without the Committee’s express consent.
6.     Term of Participation.
(a)          Subject to the provisions of this Plan, each Participant may earn a Performance Incentive as of the end of the Plan Year, equal to all or a portion of the Performance Incentive Amount, depending upon the extent to which the Performance Goals have been achieved for such Plan Year and subject in all respects to the discretion of the Committee.
(b)          If the Plan is terminated after the commencement, and before the end, of a Plan Year each Participant who is then employed by the Company shall earn a prorated amount of the Performance Incentive (based on the number of days in the Plan Year that has elapsed).
(c)          Any Performance Incentive earned under this Plan shall be paid by the Company no later than the last regularly scheduled payroll in March of the year immediately following the applicable Plan Year.   If a Participant is on a Company-approved leave of absence on the payment date, the Performance Incentive will be paid as soon as reasonably practicable after the Participant’s return to work.
(d)          In order to earn a Performance Incentive for any Plan Year, a Participant must remain employed by the Company Group through the date on which the Performance Incentive for the applicable Plan Year is paid.  A Participant whose employment with the Company Group terminates for any reason (including any Participant that has notified the Company of their intent to resign or who have received a notice of termination from the Company) prior to the date on which the Performance Incentive for the applicable Plan Year is paid shall forfeit the right to any Performance Incentive for that Plan Year.   Furthermore, each Participant shall have timely completed all safety, compliance and other required training in order to be eligible for their Performance Incentive for any Plan Year.
(e)          The Committee may, in its sole and absolute discretion, reduce or eliminate a Performance Incentive granted to a Participant before the Performance Incentive has been paid for any reason, including by example but without limitation, the Committee’s judgment that the Performance Goals have become an inappropriate measure of achievement, a change in employment status, position or duties of the Participant, unsatisfactory performance of the Participant or the Participant’s service for less than the entire Plan Year.
7.   Performance Improvement Participants.  Notwithstanding anything set forth in Section 6 above, any Participant who is or becomes subject to a written performance improvement plan may have his or her Performance Incentive reduced or forfeited as determined in the discretion of the Committee.
8.    Performance Goals.  On or before March 15th after the end of a Plan Year, the Committee shall certify the degree to which the applicable Performance Goals have been achieved and the amount payable to each Participant hereunder.
9.     Adjustments to Performance Goals.  The Committee may adjust, in whole or in part, any Performance Goals (including any Performance Metrics, formulas, performance-based measures or the targeted achievement levels (including any minimum or maximum achievement levels)) relating to such

Performance Goals, as the Committee may deem appropriate and equitable and to avoid undue harm or enrichment to account for any of the following events that occur during a Performance Period, without duplication:
(a)          any changes in financial reporting, including (i) the effects of currency fluctuations, (ii) adjustments used to derive non-GAAP financial performance measures, as reflected in any Company disclosure, (iii) asset write-downs, write-offs, impairments or losses and the positive impact on depreciation and amortization expenses as a result of the impairment for the period commencing on the date of the impairment and ending on the last day of the Performance Period, (iv) gains or losses (or amortization thereof) resulting from any newly-enacted law or regulation, litigation and regulatory claims, charges, judgments or settlements, including legal fees, (v) the effect of changes in tax law, accounting principles, regulatory pronouncements or other such laws or provisions affecting reported results, (vi) accelerated amortization or write-off of deferred financing and debt discount costs as a result of debt repayments or refinancings or (vii) any errors in calculating projected financial results used as the basis for determining a Performance Goal;
(b)          any non-recurring, infrequent or unusual events that (i) would provide the Participant undue harm or enrichment, (ii) are related to accounting and non-operational items, (iii) are the result of reorganization and restructuring programs, capital return strategies or financings or refinancings, (iv) are a major casualty or natural disaster that directly result in gains or losses or (v) are related to any acquisition or divestiture on financial statements, including pre-and post-transition, alignment, purchase accounting adjustments, restructuring charges and integration costs; or
(c)          any other events, as reasonably determined by the Committee.
10.  Clawback/Recoupment Policy.  Notwithstanding any other provision of this Plan, all Performance Incentives shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (a) the Company’s Compensation Clawback Policy and any other clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time; and (b) applicable law.  Further, unless otherwise determined by the Committee in good faith in its reasonable discretion, to the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of the Performance Incentive for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company.  By accepting a Performance Incentive under the Plan, a Participant shall thereby be deemed to have acknowledged and consented to the Company’s application, implementation and enforcement of any clawback, forfeiture or other similar policy adopted by the Board or the Committee, whether adopted prior to or following the date of grant of the Performance Incentive, and any provision of applicable law relating to reduction cancellation, forfeiture or recoupment, and to have agreed that the Company may take such actions as may be necessary to effectuate any such policy or applicable law, without further consideration or action.
11.  Plan Administration.  This Plan shall be administered by the Committee.  The Committee is given full authority and discretion within the limits of this Plan to establish such administrative measures as may be necessary to administer and attain the objectives of this Plan and may delegate the authority to administer the Plan to an officer of the Company.  The Committee (or its delegate, as applicable) shall have full power and authority to construe and interpret this Plan and any interpretation by the Committee shall be binding on all Participants and shall be accorded the maximum deference permitted by law.
(a)          All rights and interests of Participants under this Plan shall be non-assignable and nontransferable, and otherwise not subject to pledge or encumbrance, whether voluntary or involuntary, other than by will or by the laws of descent and distribution.  In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, stock sale, consolidation or otherwise, the Company may assign this Plan.
(b)          Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company Group, and the Company may require Participant, as a condition precedent to such payment, to execute a receipt and release to such effect.
(c)          Payment of amounts due under the Plan shall be provided to Participant in the same manner as Participant receives his or her regular paycheck or by mail at the last known address of Participant in the possession of the Company, at the discretion of Committee.  The Company will deduct all applicable taxes and any other withholdings required to be withheld with respect to the payment of any award pursuant to this Plan.
(d)          The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any award provided for hereunder. Performance Incentive payments shall not be considered as extraordinary, special incentive compensation, and it will not be included as “earnings,” “wages,” “salary,” or “compensation” in any pension, welfare, life insurance, or other employee benefit plan or arrangement of the Company Group.  To the extent there exists any conflict between the terms of this Section 11(d) of this Plan and applicable local laws, the applicable local laws shall apply.
(e)          The Company, in its sole discretion, shall have the right to modify, supplement, suspend or terminate this Plan at any time; provided that in no event shall any amendment or termination adversely affect the rights of Participants regarding any Performance Incentive for a Plan Year that has been earned due to the completion of a Plan Year but not yet paid as of the date of such action without the consent of the affected Participants.  Subject to the foregoing, the Plan shall terminate upon the satisfaction of all obligations of the Company or its successor entities hereunder.
(f)          Nothing contained in this Plan shall in any way affect the right and power of the Company to discharge any Participant or otherwise terminate his or her employment at any time or for any reason or to change the terms of his or her employment in any manner.
(g)          Except as otherwise provided under this Plan, any expense incurred in administering this Plan shall be borne by the Company.
(h)          Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.
(i)          The administration of the Plan shall be governed by the laws of the State of Texas, without regard to the conflict of law principles of any state.  Any persons or corporations who now are or shall subsequently become parties to the Plan shall be deemed to consent to this provision.
(j)          The Plan is intended to either comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”).  To the extent that the Plan is not exempt from the requirements of Code Section 409A, the Plan is intended to comply with the requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent.  Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on a Participant by Code Section 409A or for damages for failing to comply with Code Section 409A.